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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT #7 TO
                                    FORM SB-2

                             SEC FILE #: 333-127389
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ZANDARIA VENTURES INC
                            ---------------------------
                 (Name of small business issuer in its charter)



               NEVADA                    1000                    Applied For
--------------------------------------------------------------------------------
State or jurisdiction of       Primary Standard Industrial    I.R.S. Employer
incorporation or organization  Classification Code Number    Identification No.

                             Zandaria Ventures Inc.
                          535 Thurlow Street, Suite 600
                             Vancouver, B.C. V6E 3C2
                            Telephone: 1-888-255-0076
                            Facsimile: 1-888-255-0076
         --------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                           Empire Stock Transfer Inc.
                       7251 West Lake Mead Blvd Suite 300
                               Las Vegas, NV 89128
                             Telephone: 702-562-4091
                             Facsimile: 702-562-4081
         --------------------------------------------------------------
            (Name, address and telephone number of agent for service)

Approximate date of
proposed sale to the public:          as soon as practicable after the effective
                                      date of this  Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. | X |

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. | |


                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS     DOLLAR AMOUNT TO BE   PROPOSED MAXIUM      PROPOSED MAXIMUM     AMOUNT OF
OF SECURITIES TO BE     REGISTERED            OFFERING PRICE PER   AGGREGATE OFFERING   REGISTRATION FEE (2)
REGISTERED                                    SHARE (1)            PRICE (2)


----------------------- --------------------- -------------------- -------------------- ---------------------
Common Stock            $52,500               $0.01                $52,500              $6.18
----------------------- --------------------- -------------------- -------------------- ---------------------

(1)      Based on the last sales price on March 22, 2004.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


                 SUBJECT TO COMPLETION, Dated September 8, 2006

                                     Part II

                   Information Not Required In The Prospectus

Indemnification Of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3) a transaction from which the director derived an improper personal profit; and

(4)        willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)      such indemnification is expressly required to be made by law;

(2)      the proceeding was authorized by our Board of Directors;

(3) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)      such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee                     $  6.18
Transfer Agent fees                                                  $ 1,000.00
Accounting and auditing fees and expenses                            $ 3,000.00
Legal fees and expenses                                              $ 4,000.00
Edgar filing fees                                                    $ 1,500.00
                                                                     ----------
Total                                                                 $9,506.18
                                                                      =========

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Recent Sales Of Unregistered Securities

We completed an offering of 2,500,000 shares of our common stock at a price of $0.001 per share to our president, Steven Cozine, on March 2, 2005. The total amount received from this offering was $2,500. These shares were issued pursuant to Regulation S of the Securities Act.

We completed an offering of 700,000 shares of our common stock at a price of $0.003 per share to a total of two purchasers on March 3, 2005. The total amount received from this offering was $2,100. These shares were issued pursuant to Regulation S of the Securities Act. The purchasers in this offering were as follows:

         Name of Subscriber                                   Number of Shares
         ---------------------------------------------------------------------
         Edward Johnson                                          350,000
         Chester Johnson                                         350,000

We completed an offering of 4,000,000 shares of our common stock at a price of $0.0025 per share to a total of 20 purchasers on March 14, 2005. The total amount received from this offering was $10,000. We completed this offering pursuant to Regulation S of the Securities Act. The purchasers in this offering were as follows:

         Name of Subscriber                                    Number of Shares
         ----------------------------------------------------------------------
         Nicky Johnson                                                  200,000
         Robert Martz                                                   200,000
         Ronald Newsham                                                 200,000
         Scott Young                                                    200,000
         Robert Fergusen                                                200,000
         Guy Provost                                                    200,000
         Harold Male                                                    200,000
         Andrew Male                                                    200,000
         Richard Calderbank                                             200,000
         Nicholas Quarmby                                               200,000
         Peggy Hawkins                                                  200,000
         Peter Kwong                                                    200,000
         Ian Nye                                                        200,000
         Ralph Mikalesen                                                200,000
         John Karlson                                                   200,000
         Giovanni Boso                                                  200,000
         Julian Price                                                   200,000
         Joanne Kim                                                     200,000
         Edmund Rajan                                                   200,000
         Timothy Hedgecock                                              200,000

We completed an offering of 550,000 shares of our common stock at a price of $0.01 per share to a total of ten purchasers on March 22, 2005. The total amount received from this offering was $5,500. We completed this offering pursuant to Regulation S of the Securities Act. The purchasers in this offering were as follows:

         Name of Subscriber                                    Number of Shares
         ----------------------------------------------------------------------
         Maria Del Rossario Luna Garcia                                  55,000
         Michael Ilic                                                    55,000
         Andrew Walker                                                   55,000
         Michelle Gahagan                                                55,000
         Dianne Smirl                                                    55,000
         Reuben Friesen                                                  55,000
         Shelly Friesen                                                  55,000
         Karl Nordquist                                                  55,000
         Rayne Holloway                                                  55,000
         Anik Gaudreau                                                   55,000

Regulation S Compliance

Each offer or sale was made in an offshore transaction;

Neither we, a distributor, any respective affiliates nor any person on behalf of any of the foregoing made any directed selling efforts in the United States;

Offering restrictions were, and are, implemented;

No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person;

Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;

Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act;

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act; and

We are required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if any law of any Canadian province prevents us from refusing to register securities transfers, other reasonable procedures, such as a legend described in paragraph (b)(3)(iii)(B)(3) of Regulation S have been implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

                  Exhibits
Exhibit
Number             Description

3.1*              Articles of Incorporation
3.2*              Bylaws
5.1               Legal opinion of Clark Wilson LLP, with consent to use
10.1*             Mineral property agreement dated April 5, 2005
10.2****          Mineral property amending agreement dated April 4, 2006
23.1              Consent of Cinnamon Jang Willoughby & Company
23.2***           Consent of Clark Wilson LLP
99.1**            Claims location map

* filed as an exhibit to our registration statement on Form SB-2 dated August 5, 2005

** filed as an exhibit to our registration statement on Form SB-2 dated October 21, 2005

*** filed as an exhibit to our registration statement on Form SB-2 dated March 17, 2006

**** filed as an exhibit to our registration statement on Form SB-2 dated April 27, 2006

The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        a. include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        b. reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration Statement; and

        c. include any additional or changed material information on the plan of distribution.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. That, for determining our liability under the Securities Act to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i) any preliminary prospectus or prospectus that we file relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

              (ii)any free writing prospectus relating to the offering prepared by or on our behalf or used or referred to by us;

              (iii) the portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by or on behalf of us; and

              (iv) any other communication that is an offer in the offering made by us to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia on September 8, 2006.





                             Zandaria Ventures Inc.

                             By: /s/ Steven Cozine
                             ------------------------------
                             Steven Cozine
                             President, Secretary, Treasurer, Chief Executive Officer and Director


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE             CAPACITY IN WHICH SIGNED                     DATE

/s/ Steven Cozine     President, Secretary, Treasurer, Chief   September 8, 2006
-----------------     Executive Officer, principal accounting
Steven Cozine         officer, principal financial officer and
                      Director